Item 26 Exhibit (g) vii 2.

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EXECUTION VERSION

EX-99.26 (g) vii 2 SWISS RE – MM MODIFIED COINSURANCE AGREEMENT

THE REGISTRANT HAS APPLIED FOR CONFIDENTIAL TREATMENT OF CERTAIN TERMS IN THIS EXHIBIT WITH THE SECURITIES AND EXCHANGE COMMISSION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE MARKED WITH AN ASTERISK [*] AND HAVE BEEN OMITTED. THE OMITTED PORTIONS OF THIS EXHIBIT HAVE BEEN FILED SEPARATELY WITH THE SECURITEIS AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

MM MODIFIED COINSURANCE AGREEMENT (VL BUSINESS)

by and between

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

and

SWISS RE LIFE & HEALTH AMERICA INC.

Dated as of December 29, 2016

ACTIVE 218834629v.4 [page break]

		Page

ARTICLE I

DEFINITIONS

1.1	Definitions	1

ARTICLE II

BASIS OF MODIFIED COINSURANCE AND BUSINESS COINSURED

2.1	Modified Coinsurance	11
2.2	Separate Accounts	11
2.3	Reinstatement of Reinsured Policies	11
2.4	[*]	11
2.5	Non-Guaranteed Elements	11
2.6	Ultimate Authority	12

ARTICLE III

MODCO ACCOUNTS

3.1	Modco Accounts	12
3.2	Reinsurance Payable	12

ARTICLE IV

REINSURANCE PREMIUM AND CEDING COMMISSION

4.1	Consideration	12
4.2	Initial Ceding Commission	13
4.3	Ongoing Liabilities of the Cedant	13
4.4	Ongoing Liabilities of the Reinsurer	13
4.5	Withholding Taxes	13
4.6	Policy Loans	13

ARTICLE V

EXPENSE ALLOWANCE

5.1	Expense Allowance	13

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LIST OF SCHEDULES

Schedule 1.1(a)(i)	Cedant Net Settlement Dispute Representatives
Schedule 1.1 (a)(ii)	Reinsurer Net Settlement Dispute Representatives
Schedule 1.1 (b)	Non-NY Products
Schedule 1.1 (c)	NY Products
Schedule 1.1 (d)	Terms of [*] Third Party Reinsurance Contracts

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Schedule 1.1 (e)	Separate Accounts
Schedule 1.1(f)	General Account Modco Account Investment Guidelines
Schedule 2.5	Non-Guaranteed Elements Guidelines
Appendix I	Crediting Rates (General Account Only)
Schedule 5.1	Expense Allowance
Schedule 6.1(a)	Reserve Interest Rate Adjustment Formula
Schedule 6.1(c)	Net Settlement Statement
Schedule 6.6(a)	Reinsurer’s Reports
Schedule 6.6(b)	Cedant’s Reports
Appendix II	Recapture Payment Calculation Formula

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MM MODIFIED COINSURANCE AGREEMENT (VL BUSINESS)

This MM MODIFIED COINSURANCE AGREEMENT (VL BUSINESS) (this “Agreement”), is made and entered into as of December 29, 2016, by and between Massachusetts Mutual Life Insurance Company, a life insurance company organized under the laws of Massachusetts (the “Cedant”), and Swiss Re Life & Health America Inc., a life insurance company organized under the laws of Missouri (the “Reinsurer”).

WITNESSETH

WHEREAS, the Cedant, C.M. Life Insurance Company, a life insurance company organized under the laws of Connecticut (“CM Life”), MML Bay State Life Insurance Company, a life insurance company organized under the laws of Connecticut (“Bay State”), and the Reinsurer have entered into that certain Master Transaction Agreement, dated as of October 20, 2016 (the “Master Agreement”), pursuant to which the Cedant, CM Life and Bay State have agreed to cede and transfer to the Reinsurer, and the Reinsurer has agreed to reinsure, assume and acquire from the Cedant, CM Life and Bay State, respectively, the liabilities associated with the Business (as defined in the Master Agreement) as described therein; and

WHEREAS, as contemplated by the Master Agreement, the Cedant wishes to cede to the Reinsurer, and the Reinsurer wishes to accept and reinsure, (1) the Non-NY Reinsured Liabilities (all capitalized terms used in these recitals and not otherwise defined having the respective meanings assigned to them in Section 1.1 hereto), and (2) the NY Reinsured Liabilities, in each case, in the Reinsurer’s Quota Share specified for each of the Non-NY Reinsured Liabilities and NY Reinsured Liabilities in the definition thereof, in accordance with the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1        Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

“Account Value” means, with respect to any Reinsured Policy, as of any date of determination, the sum of net premiums and interest credited or, with respect to Separate Accounts, the investment return thereon, less premium expense charges (if applicable), cost of insurance (COI) charges, monthly deductions and any partial withdrawals, as calculated by the Cedant as of such date of determination in accordance with the terms of such Reinsured Policy.

“A/E” has the meaning set forth in Schedule 2.5.

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“Affiliate” means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under direct or indirect common control with such Person. For this purpose, “control” means the power to direct the management and policies of a Person through the ownership of securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Ancillary Agreements” has the meaning set forth in the Master Agreement.

“Applicable Law” means any federal, state or local law, statute, ordinance, rule or regulation or principle of common law or equity imposed by or on behalf of a Governmental Authority applicable to the Person, place and situation in question.

“AXIS Models” has the meaning set forth in the Master Agreement.

“Bay State” has the meaning set forth in the recitals of this Agreement.

“Benefit Payments and Policyholder Disbursements” means all liabilities of the Cedant incurred under or arising out of the Reinsured Policies, including, without duplication, all (a) death benefits, (b) endowment benefits, (c) policy loans, (d) withdrawals of cash value, (e) cash surrender values and (f) policyholder dividends (it being understood that policyholder dividends shall only be included to the extent the Reinsurer is liable for such amounts in accordance with the provisions set forth in Schedule 2.5), to the extent incurred at or after the Effective Time, including, as applicable, with respect to each of the foregoing items (a) through (f), all interest thereon and all unclaimed property liabilities in connection therewith (including all unclaimed property liabilities in connection with the depletion of account values through the application of a non-forfeiture or similar policy option).

“Books and Records” has the meaning set forth in the Master Agreement.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in Springfield, Massachusetts, New York, New York or the State of Missouri are required or authorized by law to be closed.

“Cedant” has the meaning set forth in the preamble of this Agreement.

“Cedant Extra Contractual Obligations” means all Extra-Contractual Obligations (including, for the avoidance of doubt, all Extra Contractual Obligations that arise from any alleged or actual act, error or omission by the Cedant or any of its Affiliates, or any service providers or producers engaged or compensated by the Cedant or any of its Affiliates or other agent of the Cedant or any of its Affiliates (whether or not intentional, in bad faith or otherwise)), relating to (a) the administration, form, Tax treatment, marketing, production, underwriting, sale, cancellation or issuance of the Reinsured Policies, (b) the investigation, defense, trial, settlement or handling of claims, benefits or payments arising out of, under or with respect to the Reinsured Policies or (c) the failure to pay, or the delay in payment, of benefits, disbursements, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Policies) other than Reinsurer Extra-Contractual Obligations. For avoidance of

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doubt, each of the parties acknowledges and agrees that the Cedant’s responsibility for Cedant Extra-Contractual Obligations hereunder has no effect whatsoever on the Cedant’s rights and defenses in respect of such Cedant Extra-Contractual Obligations in relation to third parties.

“Cedant Indemnified Parties” has the meaning set forth in Section 2.5(c).

“Ceded Premiums” means all premiums (including policy fees), considerations, deposits and other similar amounts actually received by the Cedant in respect of the Reinsured Policies, net of [*].

[*].

“Closing” has the meaning set forth in the Master Agreement.

“Closing Date” means December 29, 2016.

“CM Life” has the meaning set forth in the recitals of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined VL Reinsured Policies” has the meaning set forth in Schedule 2.5.

[*].

“Confidential Information” has the meaning set forth in the Master Agreement.

“Confidentiality Agreement” has the meaning set forth in the Master Agreement.

“CPI” means the Consumer Price Index – All Urban Consumers (Current Series) (U.S. All Items), as published by the United States Department of Labor Bureau of Labor Statistics.

“Cure Acknowledgement” has the meaning set forth in Section 6.5(d).

“Cure Event” has the meaning set forth in Section 6.5(d).

“Cure Notice” has the meaning set forth in Section 6.5(d).

“[*] Third Party Reinsurance Contracts” means the reinsurance contracts, agreements, treaties or arrangements whereby the Cedant has ceded to unaffiliated reinsurers risks arising under or relating to the Reinsured Policies, [*] as set forth on Schedule 1.1(d) hereto; [*].

“[*] Third Party Reinsurance Premiums” means all premiums (including policy fees), considerations, deposits and other similar amounts owed to unaffiliated reinsurers in connection with [*] Third Party Reinsurance Contracts as set forth on Schedule 1.1(d) hereto.

“Dispute Notice” has the meaning set forth in Section 12.3(a).

“Effective Time” means 11:59:59 p.m. Eastern Standard Time on December 31, 2016.

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“Eligible Assets” means cash and any investments that meet the requirements of the General Account Modco Account Investment Guidelines.

“Estimated MM VL Modco Settlement Statement” has the meaning set forth in the Master Agreement.

“Ex-Gratia Payment” means any payment with respect to any Reinsured Policies that the Cedant is not legally obligated to make pursuant to a reasonable interpretation of the terms of such Reinsured Policies; provided, however, that payments made by the Cedant with respect to any Reinsured Policies consistent with the service standards set forth in Section 7.1 shall not constitute Ex-Gratia Payments hereunder.

“Expense Allowance” has the meaning set forth in Section 5.1.

“Extra Contractual Obligations” means all liabilities or obligations and any other related expenses (including attorneys’ fees), other than those insured under the express terms and within the limits of the Reinsured Policies, whether to policyholders, Governmental Authorities or any other Person, arising out of or relating to the Reinsured Policies, including for (a) consequential, exemplary, punitive, compensatory, special, treble, tort, bad faith, statutory or regulatory damages (or fines, penalties, Taxes, interest, forfeitures or similar charges of a penal or disciplinary nature) or any other form of extra contractual damages or liability relating to the Reinsured Policies, and (b) any Ex-Gratia Payments.

“Final MM VL Modco Settlement Statement” has the meaning set forth in the Master Agreement.

“Final Recapture Payment Statement” has the meaning set forth in Section 12.3(k).

[*].

“General Account Assets” means, collectively, the Non-NY General Account Assets and the NY General Account Assets.

“General Account Liabilities” means, collectively, the Non-NY General Account Liabilities and the NY General Account Liabilities.

“General Account Modco Account” has the meaning set forth in Section 3.1(a).

“General Account Modco Account Investment Guidelines” means those certain guidelines set forth on Schedule 1.1(f).

“Governmental Authority” means any government, political subdivision, court, board, commission, regulatory or administrative agency or other instrumentality thereof, whether federal, state, provincial, local or foreign and including any regulatory authority which may be partly or wholly autonomous, including any Tax Authority.

“Independent Actuary” means a jointly selected senior actuary who is a qualified Fellow of the Society of Actuaries (FSA) [*] or, if such Person is unwilling or unable to serve, a

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jointly selected senior actuary who is a qualified Fellow of the Society of Actuaries (FSA) at a nationally recognized accounting firm that is not the auditor or independent accounting firm of any of the parties and is otherwise independent and impartial; provided, however, that if the parties are unable to select such senior actuary within [*] of being notified that such Person is unwilling or unable to serve, either party may request AIDA Reinsurance and Insurance Arbitration Society – US to appoint within [*] from the date of such request or as soon as practicable thereafter, a senior actuary at a nationally recognized accounting firm that is not the auditor or independent accounting firm of any of the parties, who is a qualified Fellow of the Society of Actuaries (FSA) and who is independent and impartial, to serve as the Independent Actuary.

“Insolvency Event” means, with respect to any Person, the occurrence of any of the following events, acts, occurrences or conditions, whether such event, act, occurrence or condition is voluntary or involuntary or results from the operation of law or pursuant to or as a result of compliance by any Person with any judgment, decree, order, rule or regulation of any Governmental Authority: (a) such Person commences a voluntary case concerning itself under any insolvency laws, makes a proposal or makes notice of intention to make a proposal or otherwise commences any other proceeding under any bankruptcy, rehabilitation, liquidation, conservation, dissolution, reorganization, arrangement, adjustment of debt, relief of debtors, insolvency or similar law of any jurisdiction whether now or hereafter in effect relating to such Person (any of the foregoing, an “Insolvency Proceeding”); (b) an involuntary Insolvency Proceeding is commenced against such Person; (c) a receiver, trustee, interim receiver, receiver and manager, or liquidator is appointed for, or takes charge of, all or substantially all of the property of such Person; (d) any order for relief or other order approving any such case or proceeding is entered; (e) such Person is adjudicated insolvent or bankrupt; (f) such Person suffers any appointment of any receiver, trustee, interim receiver, receiver and manager, custodian or the like for it or any substantial part of its property, which appointment continues undischarged or unstayed for a period of thirty (30) calendar days; (g) such Person makes a general assignment for the benefit of creditors; (h) such Person shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (i) such Person shall call a meeting of its creditors with a view of arranging a composition or adjustment of its debts; (j) such Person fails at any time to meet its legal minimum solvency margin, any other statutory solvency ratios applicable to it under any regulatory regime applicable to such Person, or any other solvency margins or ratios that a regulator or other Governmental Authority having jurisdiction over such Person mandatorily requires such Person to meet in the ordinary course of such Person’s business; (k) such Person, by any act or failure to act, consents to, approves of or acquiesces in any of the foregoing; or (l) any corporate action is taken by such Person for the purpose of effecting any of the foregoing items (a) through (k).

“Loss Expenses” means all allocated costs and expenses incurred in connection with the investigation, appraisal, settlement, litigation, defense or appeal of any claim or loss that arises in respect of a Reinsured Policy.

“Master Agreement” has the meaning set forth in the recitals of this Agreement.

“MM Coinsurance Agreement (UL Business)” means that certain coinsurance agreement between the Cedant and the Reinsurer dated as of the date hereof.

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“Modco Accounts” has the meaning set forth in Section 3.1(a).

“Monthly Accounting Period” means each calendar-month period ending after the Effective Time and prior to the termination of this Agreement; provided, that (a) the initial Monthly Accounting Period shall commence at the Effective Time and (b) the final Monthly Accounting Period shall commence with the first calendar day of the applicable calendar month and end at the end of the Termination Date.

“MRA” has the meaning set forth in Section 6.1(a).

“NAIC” means the National Association of Insurance Commissioners or any successor organization.

“Net Settlement Amount” has the meaning set forth in Section 6.1(b).

“Net Settlement Dispute Representatives” means the Representatives of the Cedant set forth on Schedule 1.1(a)(i) and the Representatives of the Reinsurer set forth on Schedule 1.1(a)(ii), as such Schedules may be amended from time to by mutual agreement of the parties.

“Net Settlement Interest Rate” means the annual yield rate, on the date to which [*].

“Net Settlement Statement” has the meaning set forth in Section 6.1(c).

“Non-Guaranteed Elements” means, with respect to the Reinsured Policies, policy elements that are subject to change or that are within the discretion of the Cedant, including cost of insurance charges, loads and expense charges, credited interest rates, mortality and expense charges, administrative expense risk charges, variable premium rates, variable paid-up amounts and policyholder dividends.

“Non-NY General Account Assets” means the Eligible Assets supporting the Non-NY General Account Liabilities, and including outstanding policy loans.

“Non-NY General Account Liabilities” means, with respect to the Non-NY Reinsured Policies, the Reinsurer’s Quota Share of (a) Benefit Payments and Policyholder Disbursements, and (b) Reinsurer Extra Contractual Obligations, in each case, with respect to each of the foregoing items (a) and (b), net of liabilities ceded under [*] Third Party Reinsurance Contracts; provided, however, that “Non-NY General Account Liabilities” shall in no event include any Non-NY Separate Accounts Liabilities. For the avoidance of doubt, Non-NY General Account Liabilities shall exclude Cedant Extra-Contractual Obligations.

“Non-NY Reinsured Liabilities” means, collectively, the Non-NY General Account Liabilities and the Non-NY Separate Accounts Liabilities.

“Non-NY Reinsured Policies” means the variable life insurance Policies written or issued by the Cedant prior to the Effective Time or written or issued by the Cedant after the Effective Time upon an increase in face amount, in each case, that correspond to a product listed on Schedule 1.1(b) hereto, including all supplements, endorsements and cover notes thereto, all

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amendments and extensions thereof and all ancillary agreements entered into in connection therewith, in each case, that become effective as of any time; provided, however, “Non-NY Reinsured Policies” shall not include (a) the NY Reinsured Policies, (b) any riders or (c) any Policies written or issued by the Cedant after the Effective Time upon conversion of a Non-NY Reinsured Policy.

“Non-NY Separate Accounts Assets” means the assets held in the Separate Accounts supporting the Non-NY Separate Account Liabilities.

“Non-NY Separate Accounts Liabilities” means, for the Separate Accounts, with respect to the Non-NY Reinsured Policies, the Reinsurer’s Quota Share of (a) Benefit Payments and Policyholder Disbursements, (b) Reinsurer Extra Contractual Obligations and (c) all liabilities, obligations, costs and expenses relating to the Non-NY Separate Account Assets, in each case, with respect to each of the foregoing items (a) through (c), net of liabilities ceded under [*] Third Party Reinsurance Contracts; provided, however, that “Non-NY Separate Accounts Liabilities” shall in no event include any Non-NY General Account Liabilities. For the avoidance of doubt, Non-NY Separate Accounts Liabilities shall exclude Cedant Extra-Contractual Obligations.

“NY General Account Assets” means the Eligible Assets supporting the NY General Account Liabilities, and including outstanding policy loans.

“NY General Account Liabilities” means, with respect to the NY Reinsured Policies, the Reinsurer’s Quota Share of (a) Benefit Payments and Policyholder Disbursements, and (b) Reinsurer Extra Contractual Obligations, in each case, with respect to each of the foregoing items (a) and (b), net of liabilities ceded under [*] Third Party Reinsurance Contracts; provided, however, that “NY General Account Liabilities” shall in no event include any NY Separate Accounts Liabilities. For the avoidance of doubt, NY General Account Liabilities shall exclude Cedant Extra-Contractual Obligations.

“NY Reinsured Liabilities” means, collectively, the NY General Account Liabilities and the NY Separate Accounts Liabilities.

“NY Reinsured Policies” means the variable life insurance Policies written, issued or delivered in New York by the Cedant prior to the Effective Time or written, issued or delivered in New York by the Cedant after the Effective Time upon an increase in face amount, in each case, that correspond to a product listed on Schedule 1.1(c) hereto, including all supplements, endorsements and cover notes thereto, all amendments and extensions thereof and all ancillary agreements entered into in connection therewith, in each case, that become effective as of any time; provided, however, “NY Reinsured Policies” shall not include (a) any riders, or (b) any Policies written, issued or delivered in New York by the Cedant after the Effective Time upon conversion of a NY Reinsured Policy.

“NY Separate Accounts Assets” means the assets held in the Separate Accounts supporting the NY Separate Account Liabilities.

“NY Separate Accounts Liabilities” means, for the Separate Accounts, with respect to the NY Reinsured Policies, the Reinsurer’s Quota Share of (a) Benefit Payments and

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Policyholder Disbursements, (b) Reinsurer Extra Contractual Obligations and (c) all liabilities, obligations, costs and expenses relating to the NY Separate Account Assets, in each case, with respect to each of the foregoing items (a) through (c), net of liabilities ceded under [*] Third Party Reinsurance Contracts; provided, however, that “NY Separate Accounts Liabilities” shall in no event include any NY General Account Liabilities. For the avoidance of doubt, NY Separate Accounts Liabilities shall exclude Cedant Extra-Contractual Obligations.

“Person” means any natural person, corporation, partnership, limited liability company, trust, joint venture or other entity, including a Governmental Authority.

“Policy” means any policy, contract, binder, slip or other agreement of insurance.

“Premium Taxes” means all premium Taxes assessed in respect of the Reinsured Policies by any Governmental Authority (including franchise Taxes to the extent measured by premium).

“Program of Internal Replacement” has the meaning set forth in Section 7.4.

“Proposed Recapture Payment Statement” has the meaning set forth in Section 12.2.

[*].

[*].

[*].

“Recapture Date” has the meaning set forth in Section 11.3(b).

“Recapture Notice” has the meaning set forth in Section 11.3(a).

“Recapture Payment” “ means the payment due to the Cedant in respect of the recapture of the Reinsured Liabilities pursuant to Article XII or upon the occurrence of a Reinsurer Termination pursuant to Section 11.5, as set forth on the Final Recapture Payment Statement.

“Recapture Payment Interest Rate” means the annual yield rate, on the date to which [*].

“Recapture Payment Statement” means, as applicable, the Proposed Recapture Payment Statement or the Final Recapture Payment Statement.

“Recapture Payment Statement Arbitrator” has the meaning set forth in Section 12.3(d).

“Recapture Payment Statement Dispute” has the meaning set forth in Section 12.3(d).

[*].

“Recoverables” has the meaning set forth in Section 4.3.

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“Reinsurance Payable” has the meaning set forth in Section 3.2.

“Reinsurance Recoverables” means all amounts receivable by the Cedant under the [*] Third Party Reinsurance Contracts to the extent relating to the Reinsured Policies pursuant to the terms and conditions of such [*] Third Party Reinsurance Contracts as set forth on Schedule 1.1(d) hereof, in each case, [*].

“Reinsured Liabilities” means, collectively, the Non-NY Reinsured Liabilities and the NY Reinsured Liabilities.

“Reinsured Policies” means, collectively, the Non-NY Reinsured Policies and the NY Reinsured Policies. For the avoidance of doubt, Reinsured Policies shall include any reinstatements in accordance with Section 2.3.

“Reinsurer” has the meaning set forth in the preamble of this Agreement.

“Reinsurer’s Quota Share” means (a) one hundred percent (100%) with respect to the Non-NY Reinsured Liabilities and all amounts otherwise related to the Non-NY Reinsured Policies, and (b) ninety percent (90%) with respect to the NY Reinsured Liabilities and all amounts otherwise related to the NY Reinsured Policies.

“Reinsurer Extra Contractual Obligations” means all Extra Contractual Obligations that arise from any alleged or actual act, error or omission (whether or not intentional, in bad faith or otherwise) (a) by the Reinsurer or any of its Affiliates or Representatives, (b) taken after consultation with and non-objection by the Reinsurer in accordance with the provisions of Section 7.3 or (c) taken at the recommendation of the Reinsurer in accordance with the provisions of Section 2.5(c).

“Reinsurer Termination” has the meaning set forth in Section 11.5.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, agents, advisors and other representatives.

“Review Period” has the meaning set forth in Section 12.3(a).

“SAP” means the statutory accounting practices prescribed or permitted by the Governmental Authorities responsible for the regulation of insurance companies in the jurisdiction of domicile of the Cedant.

“Separate Accounts” means the separate accounts of the Cedant identified in Schedule 1.1(e) hereto.

“Separate Accounts Assets” means, collectively, the Non-NY Separate Accounts Assets and the NY Separate Accounts Assets.

“Separate Accounts Liabilities” means, collectively, the Non-NY Separate Accounts Liabilities and the NY Separate Accounts Liabilities.

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“Separate Accounts Modco Account” has the meaning set forth in Section 3.1(a).

“Settlement Date” has the meaning set forth in Section 6.2(b).

“[*]” means [*].

“[*]” means [*].

“[*]” means [*].

“Statutory Reserves” means, as required by SAP or Applicable Law of the jurisdiction of domicile of the Cedant, as of any date of determination, (a) the reserves (including benefit reserves and claim reserves), funds and provisions for losses in respect of (i) claims (including incurred but not reported claims and claims in the course of settlement), (ii) premiums (including unearned premium or premium deposit fund liabilities), (iii) benefits, (iv) costs and (v) expenses (including Taxes), in each case, in respect of the Reinsured Liabilities, and (b) all other reserves, funds and provisions for losses in respect of Reinsured Liabilities arising out of or in connection with the Reinsured Policies, in each case, with respect to the preceding clauses (a) and (b), as calculated by the Cedant as of such date of determination; provided, however, that “Statutory Reserves” shall not include any such reserves, funds or provisions for losses to the extent (A) ceded pursuant to a [*] Third Party Reinsurance Contract, (B) in respect of any Cedant Extra Contractual Obligations or (C) incurred prior to the Effective Time.

“Subject Claim” has the meaning set forth in Section 7.3.

“Tax” or “Taxes” means any and all federal, state, provincial, foreign or local income, gross receipts, premium, escheat, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, goods and services, harmonized sales, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, fee, duty, levy, custom, tariff, impost, assessment or charge of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition thereto.

“Tax Authority” means, with respect to any Tax, any government or political subdivision thereof that imposes such Tax, and any agency charged with the collection, assessment, determination or administration of such Tax for such government or subdivision.

“Tax Return” means any return, report, declaration, claim for refund or other return or statement, including any schedule or attachment thereto, and any amendment thereof, required to be filed with any Tax Authority in connection with the determination, assessment or collection of any Tax.

“Termination Date” has the meaning set forth in Section 11.1.

“Total Adjusted Capital” means, with respect to any insurance company, its total adjusted capital as calculated in accordance with the most current formula for calculating such amount adopted by the insurance regulatory authority in such insurance company’s state of domicile.

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ARTICLE II

BASIS OF MODIFIED COINSURANCE AND BUSINESS COINSURED

2.1        Modified Coinsurance. Subject to the terms and conditions of this Agreement, as of the Effective Time, the Cedant hereby cedes on a modified coinsurance basis to the Reinsurer, and the Reinsurer hereby accepts and agrees to assume and reinsure on a modified coinsurance basis, (a) the Non-NY Reinsured Liabilities, and (b) the NY Reinsured Liabilities, in each case, in the Reinsurer’s Quota Share specified for each of the Non-NY Reinsured Liabilities and NY Reinsured Liabilities in the definition thereof; provided, that, any Reinsured Liabilities incurred prior to the Effective Time shall be excluded from the reinsurance hereunder, including losses in respect of incurred but not reported (IBNR) claims and claims in the course of settlement (ICOS). [*].

2.2        Separate Accounts.

(a)        For each applicable Reinsured Policy, the amount to be invested in a Separate Account in accordance with the terms of such Reinsured Policy shall be held by the Cedant in the applicable Separate Account, and all premiums with respect to such Reinsured Policy shall be deposited in the applicable Separate Account to the extent required to be deposited therein by such Reinsured Policy. From and after the Effective Time, the Cedant shall retain control and own all Separate Accounts Assets and shall maintain Statutory Reserves in respect of the Separate Accounts Liabilities.

(b)        For each applicable Reinsured Policy, the amount to be paid with respect to Separate Accounts Liabilities shall be paid out of the applicable Separate Account to the extent required by such Reinsured Policy. For purposes hereof, the Reinsured Liabilities attributable to the Reinsured Policies shall be apportioned between the General Account Liabilities and the Separate Accounts Liabilities in a manner consistent with the terms and conditions of the applicable Reinsured Policies.

2.3        Reinstatement of Reinsured Policies. Upon the reinstatement of any terminated, lapsed or reduced Reinsured Policy or any Policy that would have constituted a Reinsured Policy on and as of the Effective Time except that such Policy was reduced, terminated or lapsed as of the Effective Time, which reinstatement is in accordance with the terms and conditions of such Reinsured Policy or, in the event of the lapse of any Reinsured Policy, in accordance with the service standards set forth in Section 7.1, the Reinsurer shall (a) reinsure the Reinsured Liabilities arising out of or relating to such reinstated Reinsured Policy on the modified coinsurance basis set forth in Section 2.1, and (b) be entitled to receive Recoverables relating to such reinstated Reinsured Policy in accordance with Section 4.3.

2.4         [*].     [*].

2.5        Non-Guaranteed Elements.

(a)        The Cedant shall establish all Non-Guaranteed Elements with respect to the Reinsured Policies; provided, however, that the Reinsurer may make recommendations to the Cedant as to the setting of such Non-Guaranteed Elements.

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(b)        [*].

(c)        [*].

2.6        Ultimate Authority. Notwithstanding, and without limitation of, any other provision of this Agreement, the Cedant shall retain the ultimate authority to make all final decisions with respect to the administration of the Reinsured Policies and the [*] Third Party Reinsurance Contracts.

ARTICLE III

MODCO ACCOUNTS

3.1        Modco Accounts. From and after the Effective Time, the Cedant shall establish and maintain on its books and records (i) a notional account clearly designated as a segregated account into which shall be allocated, in the aggregate, all General Account Assets (the “General Account Modco Account”), and (ii) a notional account clearly designated as a segregated account into which shall be allocated, in the aggregate, all Separate Accounts Assets (the “Separate Accounts Modco Account” and, together with the General Account Modco Account, the “Modco Accounts”). The Cedant shall own and control all General Account Assets and Separate Accounts Assets in the Modco Accounts. Investment income, capital gains and losses earned or accrued on the assets held in each of the Modco Accounts shall be credited to such Modco Account. With the exception of policy loans, each asset allocated by the Cedant to the General Account Modco Account shall be an Eligible Asset and, to the extent any asset allocated thereto ceases to be an Eligible Asset, the Cedant shall promptly replace such asset with an Eligible Asset.

(b)        The Reinsurer shall have no legal or equitable interest in the Modco Accounts, any assets held therein or any other assets of the Cedant arising solely by virtue of the reinsurance provided pursuant to this Agreement (it being understood that the Reinsurer has an interest that the Separate Accounts be maintained for the benefit of Separate Accounts policyholders), nor shall the Reinsurer have any interest in the investment results of the General Account Assets or the Separate Account Assets other than in the crediting or charging of the Modco Accounts therewith in accordance with Schedule 6.1(b).

3.2        Reinsurance Payable. The Cedant shall establish an account payable on its statutory books equal to the aggregate Statutory Reserves as calculated by the Cedant pursuant to Section 6.1 (the “Reinsurance Payable”). The Reinsurer shall set up a corresponding account receivable on its statutory books equal to the Reinsurance Payable.

ARTICLE IV

REINSURANCE PREMIUM AND CEDING COMMISSION

4.1        Consideration. As consideration for the reinsurance provided hereunder, on the Closing Date, in accordance with the Estimated MM VL Modco Settlement Statement, and any adjustment in accordance with Sections 2.5 and 2.6 of the Master Agreement, the Cedant shall

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allocate (a) the General Account Assets to the General Account Modco Account, and (b) the Separate Accounts Assets to the Separate Accounts Modco Account.

4.2        Initial Ceding Commission. As consideration for the cession of the Reinsured Liabilities, the Cedant shall be entitled to a ceding commission, which amount shall be determined and settled in accordance with Section 2.4(e)(iii) of the Master Agreement, as adjusted pursuant to Sections 2.5 and 2.6 of the Master Agreement.

4.3        Ongoing Liabilities of the Cedant. As additional consideration for the reinsurance provided hereunder, and subject to the Reinsurer’s compliance with and performance of the terms and conditions of this Agreement, the Reinsurer shall be entitled to, in accordance with the settlement procedures set forth in Article VI, the Reinsurer’s Quota Share of (a) all Ceded Premiums in respect of the Reinsured Policies, and (b) any and all other collections and recoveries relating to the Reinsured Liabilities, in each case, to the extent actually received by the Cedant after the Effective Time (collectively, the “Recoverables”). For the avoidance of doubt, Recoverables shall exclude any and all Reinsurance Recoverables. The Recoverables to which the Reinsurer is entitled pursuant to this Section 4.3 shall be provided through adjustments to the Modco Accounts in accordance with Section 6.1.

4.4        Ongoing Liabilities of the Reinsurer. From and after the Effective Time, the Reinsurer shall indemnify the Cedant, in accordance with the settlement procedures set forth in Article VI, for all Reinsured Liabilities actually paid by the Cedant. The Reinsurer’s indemnification obligations pursuant to this Section 4.4 shall be satisfied through adjustments to the Modco Accounts in accordance with Section 6.1.

4.5        Withholding Taxes. In the event that either party is required by law to withhold taxes from an amount payable under this Agreement, the payment of such amount shall be net of such withholdings and such withheld amount shall be treated as paid to the Person in respect of whom such withholding was made. Each party shall inform the other in the event it believes that withholding is due, and the parties shall reasonably cooperate to reduce or eliminate such withholding. The parties acknowledge and agree that no such withholding is required as of the date hereof. Each party shall provide the other with copies of any relevant Tax forms required to reduce withholdings, and shall update such forms as necessary.

4.6        Policy Loans. For the avoidance of doubt, the Cedant and the Reinsurer acknowledge and agree that the Reinsurer’s Quota Share of policy loans in respect of the Reinsured Policies shall be credited to the Modco Accounts and interest thereon shall be accounted for in accordance with Schedule 6.1(c).

ARTICLE V

EXPENSE ALLOWANCE

5.1        Expense Allowance. From and after the Effective Time, the Cedant shall be entitled to an expense allowance (the “Expense Allowance”), which Expense Allowance shall be applied to the Cedant pursuant to Section 6.2 and calculated in accordance with the formula set forth on Schedule 5.1.

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ARTICLE VI

ACCOUNTING, SETTLEMENT AND REPORTING

6.1        Net Settlement Statement.

(a)        The Cedant shall compute a modco reserve adjustment (the “MRA”) in respect of the General Account Liabilities with respect to each Monthly Accounting Period. The MRA shall take into account any change in the Statutory Reserves that occurred during the applicable Monthly Accounting Period. The reserve interest rate adjustment formula that shall be used in the calculation of the MRA is set forth in Schedule 6.1(a).

(b)        A valuation adjustment of the Modco Accounts (the “Net Settlement Amount”), which takes into account investment income in respect of the General Account Assets minus the change in Statutory Reserves in respect of the General Account Liabilities plus a net transfer in respect of the Separate Accounts (consisting of cash flows and charges to and from the Separate Accounts), shall be computed by the Cedant in accordance with the provisions of Schedule 6.1(c) with respect to each Monthly Accounting Period.

(c)        Within [*] after the end of each Monthly Accounting Period, the Cedant shall deliver to the Reinsurer a statement in the form of, and containing for such Monthly Accounting Period the information reflected in, Schedule 6.1(c) (the “Net Settlement Statement”), which shall include the MRA and the Net Settlement Amount.

6.2        Settlement Payments; Delayed Payments.

(a)        If the Net Settlement Amount as shown on the Net Settlement Statement for the applicable Monthly Accounting Period indicates a payment to the Reinsurer, then the Cedant shall, concurrently with its delivery of the Net Settlement Statement, make such payment to the Reinsurer by wire transfer of immediately available funds to an account designated in writing by the Reinsurer for such purposes. If the Net Settlement Amount as shown on the Net Settlement Statement for the applicable Monthly Accounting Period indicates a payment to the Cedant, then the Reinsurer shall make such payment to the Cedant by wire transfer of immediately available funds to an account designated in writing by the Cedant for such purposes.

(b)        Any payment, withdrawal, transfer or crediting of amounts required to be made by the Reinsurer under Section 6.2(a) with respect to any Monthly Accounting Period shall be made within [*] following the date of the delivery of the applicable Net Settlement Statement (any such date, the “Settlement Date”). For the avoidance of doubt, in no event shall an obligation of the Cedant or the Reinsurer to make a payment be postponed or delayed as a result of any pending or threatened dispute in respect thereof pursuant to Section 6.4.

(c)        Payment of any settlement amounts due under this Section 6.2 shall be made together with [*] interest on such amounts at a rate per annum equal to the Net Settlement Interest Rate, computed based on a 365-day year, based on the following formula:

[*]

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6.3        Post-Closing NLG Adjustment. In the event of any post-closing adjustment to the Final MM VL Modco Settlement Statement in accordance with Section 2.6 of the Master Agreement (Post-Closing NLG Adjustment), the amount of the General Account Modco Account shall be adjusted as of the date of such Final MM VL Modco Settlement Statement in accordance therewith; provided, however, that such adjustment shall not be considered in the calculation of the MRA for purposes of the Net Settlement Statement for the related Monthly Accounting Period.

6.4         Disputes in Respect of Net Settlement Amounts.

(a)        If the Reinsurer has any objection to any item or items in a Net Settlement Statement, the Reinsurer shall deliver to the Cedant written notice thereof, together with reasonable supporting detail concerning its objection, within [*] after its receipt of such report. The Reinsurer hereby acknowledges and agrees that, other than with respect to delays, errors or omissions as set forth in Section 9.1, its ability to object to the Net Settlement Statement in accordance with this Section 6.4 is the Reinsurer’s sole and exclusive remedy in connection with any disagreement or dispute relating to the Net Settlement Statement. If a notice of objection in respect of a Net Settlement Statement is provided by the Reinsurer to the Cedant, the Net Settlement Dispute Representatives of each of the Cedant and the Reinsurer shall attempt in good faith to resolve any such objections between themselves. If an objection is so resolved between the Cedant and the Reinsurer, the applicable Net Settlement Statement shall be amended as agreed in writing between the parties. If such Net Settlement Dispute Representatives are unable to resolve any such objections within [*], such objections shall be referred to the senior management of each of the Cedant and the Reinsurer for resolution.

(b)        If the Cedant and the Reinsurer are unable to reach resolution on such Net Settlement Statement pursuant to Section 6.4(a) within [*] after receipt by the Cedant of the Reinsurer’s notice of objection thereto, either party may submit the dispute to an Independent Actuary. The parties shall instruct the Independent Actuary to limit its review to matters objected to by the Reinsurer and not resolved by written agreement of the parties, and the decision of such Independent Actuary with respect to any such dispute shall be final and binding on the parties and incorporated into the applicable Net Settlement Statement; provided, however, that the Cedant or the Reinsurer may request that the Independent Actuary correct any clerical, typographical or computational errors in its decision within [*] of the delivery of such decision to such party.

(c)        [*].

(d)        Any payment, transfer, crediting of amounts or withdrawal necessary to adjust an amount paid pursuant to Section 6.2 to account for the resolution of a dispute pursuant to this Section 6.4 shall be made by the applicable party within [*] of the resolution of such dispute pursuant to pursuant to this Section 6.4 by wire transfer of immediately available funds to an account or accounts designated in writing by the party entitled to receive such payment.

6.5        [*].

(a)        [*].

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(b)        [*].

(c)        [*].

(d)        [*].

(e)        [*].

6.6        Other Reports. The Cedant shall provide to the Reinsurer the information and reports set forth on Schedule 6.6(a) at the times and with the frequency set forth thereon, and the Reinsurer shall provide to the Cedant the information and reports set forth on Schedule 6.6(b) at the times and with the frequency set forth thereon. In addition to the information and reports set forth on Schedule 6.6(a) and Schedule 6.6(b), each of the Cedant and the Reinsurer shall provide to the other party (a) any other information that such other party may reasonably request as required to meet such other party’s quarterly or annual reporting obligations under Applicable Law, and (b) such other information relating to the Reinsured Policies as may be reasonably requested from time to time, provided, in the case of clause (b), that the Cedant and the Reinsurer mutually agree to the content of and timing of providing such information, each acting reasonably; provided, however, that, the Cedant or the Reinsurer, as applicable, may decline to provide any such information requested pursuant to clause (b) to the extent it would place an undue administrative burden on such party.

6.7        Offset and Recoupment Rights. Any undisputed debits or credits incurred on and after the Effective Time in favor of or against either the Cedant or the Reinsurer with respect to this Agreement are deemed mutual debits or credits, as the case may be, and, to the extent permitted under Applicable Law, shall be set off and recouped, and only the net balance shall be allowed or paid. This Section 6.7 shall apply, to the fullest extent permitted by Applicable Law, notwithstanding the initiation or commencement of a liquidation, insolvency, rehabilitation, conservation, supervision or similar proceeding by or against the Cedant or the Reinsurer.

6.8        [*]. [*].

ARTICLE VII

ADMINISTRATION; CLAIMS

7.1        Service Standards. From and after the Closing Date, the Cedant [*].

7.2        Delegation. [*].

7.3        Claims. The Cedant shall promptly notify the Reinsurer of the Cedant’s intention to contest, compromise or litigate any claim, action, arbitration or other legal proceeding that has been made or instituted arising out of or otherwise relating to the Reinsured Policies or Reinsured Liabilities (each, a “Subject Claim”), and promptly furnish to the Reinsurer copies of all non-privileged material documentation in connection therewith. If, within [*] following receipt of such notice, the Reinsurer notifies the Cedant in writing of its objection to the contest, compromise or litigation of such Subject Claim, the Reinsurer shall promptly pay the Cedant the Reinsurer’s Quota Share of the full amount of the Subject Claim. Upon making such payment,

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the Reinsurer shall have no further liability with respect to such Subject Claim and shall not share in any reduction in the amount of the Cedant’s liability for such Subject Claim. If the Reinsurer notifies the Cedant in such [*] period that the Reinsurer agrees with Cedant’s intention with respect to such Subject Claim, or the Reinsurer fails to respond to the Cedant’s notice of such Subject Claim, the Reinsurer shall pay the Cedant the Reinsurer’s Quota Share of Loss Expenses associated with such Subject Claim in accordance with the terms of this Agreement.

7.4        No Program of Internal Replacement. The Cedant shall not, and shall cause its Affiliates not to, directly or indirectly or through a third party, solicit policyholders of the Reinsured Policies in connection with any Program of Internal Replacement; provided, however, any such solicitation required by Applicable Law or at the direction of any Governmental Authority shall not be prohibited by this Section 7.4. For purposes of this Section 7.4, the term “Program of Internal Replacement” shall mean any program sponsored by the Cedant or any of its Affiliates that is offered to a class of policyholders and through which a policy is exchanged for, or otherwise canceled and replaced with, a policy that is not a Reinsured Policy hereunder; [*].

7.5        Books and Records Access.

(a)        Each of the Cedant and the Reinsurer shall maintain its respective books and records relating to the Reinsured Policies. During the term of this Agreement, upon [*] prior written notice from the Reinsurer or its Representatives, from time to time [*], the Cedant shall provide to the Reinsurer and its Representatives reasonable access during normal business hours to the Books and Records under the control of the Cedant or its Affiliates pertaining to the Reinsured Policies, provided that such access shall not unreasonably interfere with the conduct of the business or operations of the Cedant or its Affiliates and takes place for a reasonable number of days.

(b)        Nothing herein shall require the Cedant to disclose any information to the Reinsurer or its Representatives (i) that is subject to the terms of a non-disclosure agreement with a third party, (ii) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such the Cedant’s counsel, constitutes a waiver of any such privilege or (iii) if the provision of access to such document (or portion thereof) or information, as determined by such party’s counsel, would reasonably be expected to conflict with Applicable Law (in each case, it being understood that the Cedant shall use commercially reasonable efforts to the extent practicable to redact information that satisfies any of the criteria described in clauses (i) through (iii) of this Section 7.5(b) in order to provide access to the Reinsurer to information that does not satisfy such criteria).

7.6        Management of Dividends. The Cedant shall manage any dividend determinations in respect of the Reinsured Policies in a manner substantially consistent with the management of dividend determinations in respect of its retained variable life insurance business.

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ARTICLE VIII

DAC TAX

8.1        Treasury Regulation Section 1.848-2 (g) (8) Election. The Cedant and the Reinsurer hereby agree to the following pursuant to Treasury Regulation Section 1.848-2(g)(8) of the Income Tax Regulations issued December, 1992, under Section 848 of the Code. This election shall be effective as of the Effective Time and for all subsequent taxable years for which this Agreement remains in effect.

(a)        The term “party” shall refer to either the Cedant or the Reinsurer as appropriate.

(b)        The terms used in this Section 8.1 are defined by reference to Treasury Regulation Section 1.848-2 as in effect December 1992.

(c)        The party with the net positive consideration (or gross premiums and other considerations as applicable) for this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions’ limitation of Section 848(c) of the Code.

(d)        Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

(e)        The Cedant shall submit a schedule to the Reinsurer by [*] of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations shall be accompanied by a statement signed by an officer of the Cedant stating that the Cedant shall report such net consideration in its Tax return for the preceding calendar year.

(f)        The parties shall act in good faith to reach an agreement as to the correct amount of net consideration. The Cedant shall provide supporting information reasonably requested by the Reinsurer. If the Cedant and the Reinsurer reach agreement on an amount of net consideration, each party shall report such amount in their respective Tax returns for the previous calendar year.

(g)        The parties shall list this Agreement on the DAC Tax Schedule of their Federal Income Tax Return for the year in which this Agreement becomes effective, thereby specifying that the joint election herein has been made for this Agreement.

(h)        The Cedant and the Reinsurer represent and warrant that they are subject to U.S. taxation under either the provisions of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of Chapter 1 of the Code.

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ARTICLE IX

OVERSIGHTS; COOPERATION; REGULATORY MATTERS

9.1        Oversights. Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided, that such error or omission is rectified as soon as practicable after discovery, and provided, further, that the party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result. Subject to the foregoing, if the failure of either party to comply with any provision of this Agreement is unintentional or the result of a misunderstanding or oversight, the parties shall cause such failure to be promptly rectified such that both parties shall be restored as closely as possible to the positions that they would have occupied had such error or oversight not occurred. [*].

9.2        Cooperation. From and after the Effective Time, the Cedant and the Reinsurer shall cooperate with each other to (a) accomplish the objectives of this Agreement and (b) aid in the preparation of any regulatory filing or financial statement, in each case, by furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by the other; provided, however, that any such additional documents must be reasonably satisfactory to each of the parties and not impose upon either party any material liability, risk, obligation, loss, cost or expense not contemplated by the Master Agreement, this Agreement or any other Ancillary Agreement.

9.3        Regulatory Matters. If the Cedant or the Reinsurer receives notice of, or otherwise becomes aware of, any inquiry, investigation or proceeding from or at the direction of a Governmental Authority relating to or affecting the Reinsured Policies that would reasonably be expected to have an adverse effect on the other party, the Cedant or the Reinsurer, as applicable, shall promptly notify the other party thereof, whereupon the parties, at their own expense, shall cooperate in good faith and use their respective commercially reasonable efforts to resolve such matter in a mutually satisfactory manner, in light of all the relevant business, regulatory and legal facts and circumstances.

ARTICLE X

INSOLVENCY

10.1        Insolvency of Cedant.

(a)        In the event of the insolvency of the Cedant, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer on the basis of the liability of the Cedant under the Reinsured Policies reinsured hereunder without diminution because of the insolvency of the Cedant. In the event of insolvency and the appointment of a liquidator, receiver or statutory successor of the Cedant, such payments by the Reinsurer shall be made directly to the Cedant or its liquidator, receiver or statutory successor.

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(b)        It is agreed and understood, however, that in the event of the insolvency of the Cedant, the liquidator, receiver or statutory successor of the Cedant shall give written notice of the pendency of a claim against the Cedant in connection with a Reinsured Policy within a reasonable period of time after such claim is filed in the insolvency proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Cedant or its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Cedant as part of the expenses of liquidation to the extent of a proportionate share of the benefit which may accrue to the Cedant solely as a result of the defense undertaken by the Reinsurer.

10.2        Insolvency of Reinsurer. In the event of the insolvency of the Reinsurer, all amounts due but not paid to the Reinsurer by the Cedant on such date under this Agreement, regardless of the date on which they became due, and all amounts which become due to the Reinsurer by the Cedant after that date under this Agreement may be retained by the Cedant and set off against the amounts due by the Reinsurer under this Agreement, whether they were due before the insolvency or became due after. The balance only, if any, shall be payable by the Cedant to the Reinsurer at the expiry of all liability under this Agreement.

ARTICLE XI

DURATION AND TERMINATION

11.1        Duration. This Agreement shall commence at the Effective Time and continue in force until the termination date (the “Termination Date”), which shall occur at such time as (a) the Cedant’s liability with respect to all Reinsured Policies reinsured hereunder is terminated and the Cedant has received payments which discharge such liability in full in accordance with the provisions of this Agreement, (b) this Agreement is terminated by the mutual written consent of the Reinsurer and the Cedant or (c) the Recapture Date occurs, in the event that the Cedant has elected to recapture all of the Reinsured Liabilities under the Reinsured Policies in accordance with Section 11.3.

11.2        Survival. Notwithstanding the other provisions of this Article XI, the terms and conditions of this Section 11.2 and Sections 13.1, 13.2, 13.3, 13.4, 13.5, 13.6, 13.7, 13.8, 13.9, 13.10, 13.13, 13.14 and 13.15 shall remain in full force and effect after the termination of this Agreement.

11.3        Recapture.

(a)        Following the occurrence of a [*] (which for the avoidance of doubt means the occurrence of any one of the events included in the definition thereof after giving effect to any cure period specified therein or elsewhere in this Agreement), the Cedant shall have the unilateral right, exercisable in its sole discretion, to recapture all of the Reinsured Liabilities ceded hereunder by providing the Reinsurer with written notice of its intent to effect such recapture (the “Recapture Notice”). [*].

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(b)        Any recapture effectuated pursuant to Section 11.3(a) shall be effective as of the date provided for by the Cedant in the Recapture Notice, provided that such effective date is at least [*] following the delivery of such Recapture Notice (the “Recapture Date”).

(c)        The Cedant’s rights to recapture the Reinsured Liabilities are in addition to any other right or remedy provided under this Agreement, or now or hereafter existing at law, and the failure to exercise any recapture rights shall not be deemed as a waiver or relinquishment by the Cedant of any of its other rights or remedies.

11.4        [*]. [*].

11.5        Termination by Reinsurer. In the event of a material breach by the Cedant of its obligations under this Agreement to pay any amounts due hereunder, which payment obligations are not being reasonably contested by the Cedant, and such breach has not been cured within [*] after the Cedant receives written notice thereof from the Reinsurer, the Reinsurer may terminate this Agreement by providing to the Cedant at least [*] prior written notice thereof (a “Reinsurer Termination”). In the event of a Reinsurer Termination, the terminal accounting with respect thereto shall be as set forth in Article XII mutatis mutandis, with the effective date of termination deemed the Recapture Date.

ARTICLE XII

TERMINAL ACCOUNTING AND SETTLEMENT

12.1        Terminal Accounting. On the Recapture Date, all funds allocated to the Modco Accounts shall be released and no payment shall be due in respect thereof.

12.2        Proposed Recapture Payment Statement. Within [*] following the Recapture Date, the Cedant shall prepare and deliver to the Reinsurer a statement (the “Proposed Recapture Payment Statement”) setting forth a calculation of the Recapture Payment as of the Recapture Date.

12.3        Changes to Proposed Recapture Payment Statement.

(a)        The Reinsurer may [*] object to [*], it shall deliver a reasonably detailed written statement (the “Dispute Notice”) describing all such objections to the Cedant within [*] of the Reinsurer’s receipt of the Proposed Recapture Payment Statement (the “Review Period”). During the Review Period, the Cedant shall make available (upon reasonable written request to the Cedant and at reasonable times) to the Reinsurer and its Representatives the information, as well as access to appropriate personnel, books and records, used by the Cedant and its Affiliates and Representatives in the preparation of the Proposed Recapture Payment Statement or as the Reinsurer may otherwise reasonably request in connection with the Proposed Recapture Payment Statement.

(b)        The Dispute Notice shall identify and set forth in reasonable detail [*] to which the Reinsurer is objecting and, to the extent reasonably practicable based upon the access and information that has been made available to the Reinsurer and the time afforded for the Reinsurer’s review, the specific dollar amount proposed by the Reinsurer for each such item or

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items. The Dispute Notice shall include (A) an explanation of the nature and rationale for each such objection in such detail as may be reasonably practicable based upon the access and information that has been made available to the Reinsurer and [*] and (B) a narrative description of how the dollar amount proposed by the Reinsurer for [*] objected to was derived, together, in each case, with supporting documents and information that the Reinsurer has utilized in connection with making such determinations and calculations. Except with respect to any changes to other [*], the Reinsurer shall be conclusively deemed to have accepted the Proposed Recapture Payment Statement except as and to the extent that the Reinsurer has objected to the determination of [*] in accordance with Section 12.3(a) and this Section 12.3(b) during the Review Period.

(c)        Each of the Cedant and the Reinsurer shall, as applicable, reasonably cooperate to resolve any such objections between themselves in good faith. To the extent such objections are resolved in writing between the Cedant and the Reinsurer, the Proposed Recapture Payment Statement shall become final, binding on and conclusive as to the Cedant and the Reinsurer. Any such adjustments that are agreed to in writing by the Cedant and the Reinsurer shall be incorporated into the Recapture Payment Statement.

(d)        If, for any reason, the Cedant and the Reinsurer are unable to reach a final resolution of all of the Reinsurer’s objections raised in the Dispute Notice relating to the Proposed Recapture Payment Statement within [*] after the Cedant has received the Reinsurer’s Dispute Notice, such disputes shall be combined and either the Cedant or the Reinsurer may submit [*] (including any changes to [*]) (the “Recapture Payment Statement Dispute”) to an Independent Actuary (in such capacity, the “Recapture Payment Statement Arbitrator”).

(e)        Within [*] after the appointment of the Recapture Payment Statement Arbitrator, the Cedant shall provide the Recapture Payment Statement Arbitrator, and to the Reinsurer, a copy of the Recapture Payment Statement (as modified by any adjustments agreed to in writing by the parties), and the Cedant and the Reinsurer shall each prepare and deliver to the Recapture Payment Statement Arbitrator and each other a detailed written report of [*] remaining in dispute (including any changes to [*]), which report shall set forth the specific dollar amount proposed by such party for each such item or items and an explanation of the basis and rationale for such party’s positions, along with any documentary materials supporting these positions that it may choose to provide. Within [*] after the date of delivery of the written submissions referred to in the preceding sentence, either the Cedant or the Reinsurer may, if it so chooses, provide its written comments or responses on such written submission of the other party to the Recapture Payment Statement Arbitrator.

(f)        The Recapture Payment Statement Arbitrator shall thereafter issue a written award finally resolving any remaining objections. The Cedant and the Reinsurer agree to enter into a customary engagement letter with the Recapture Payment Statement Arbitrator. The Recapture Payment Statement Arbitrator’s review and award shall be limited to matters properly objected to by the Reinsurer in its Dispute Notice in accordance with the requirements of Section 12.3(a) (and any changes to [*]) and shall determine, on the basis of the standards set forth in Section 12.3(a), whether and to what extent (if any) the Recapture Payment Statement requires adjustment. The Recapture Payment Statement Arbitrator’s determination shall be based on [*]. For the avoidance of doubt, the Recapture Payment Statement Arbitrator shall not review [*]

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other than the [*] that remain in dispute (or [*]); provided, however, that nothing herein shall be construed as to limit the ability of the Recapture Payment Statement Arbitrator to [*].

(g)        The seat of arbitration shall be [*].

(h)        The Cedant and the Reinsurer shall reasonably cooperate with the Recapture Payment Statement Arbitrator and shall provide, upon the request of the Recapture Payment Statement Arbitrator, any non-privileged information and documentation, including any accountants’ work papers or internal accounting records, and make reasonably available to the Recapture Payment Statement Arbitrator employees of the Cedant and its Affiliates and Representatives, on the one hand, and the Reinsurer and its Affiliates and Representatives, on the other hand, in each case, that have been involved in the preparation of the Recapture Payment Statement, Dispute Notice or underlying reports, as applicable; provided, however, that the independent accountants of the Cedant or the Reinsurer shall not be obligated to make any working papers available to the Recapture Payment Statement Arbitrator unless and until the Recapture Payment Statement Arbitrator has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. Any such information and documentation provided by the Cedant or the Reinsurer to the Recapture Payment Statement Arbitrator shall concurrently be provided to the other party to the extent not already so provided; provided, however, that the independent accountants of each of the Cedant and the Reinsurer shall not be obligated to make any working papers available to the other party unless and until the other party has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. None of the parties shall disclose to the Recapture Payment Statement Arbitrator, and the Recapture Payment Statement Arbitrator shall not consider for any purpose, any settlement discussions or settlement offer made by any of the parties with respect to any objection under this Section 12.3, unless otherwise agreed in writing by all of the parties.

(i)        The Recapture Payment Statement Arbitrator’s written award shall include a reasonably detailed explanation of any required change to the Recapture Payment Statement. The Cedant and the Reinsurer shall use reasonable best efforts to cause the Recapture Payment Statement Arbitrator to provide its determination within [*]after his or her appointment, and otherwise as soon as practicable. The award of the Recapture Payment Statement Arbitrator shall be set forth in writing and shall be final, binding and conclusive upon the parties and may be entered and enforced as a final arbitral award in any court having jurisdiction; provided, however, that within [*]after the transmittal of the Recapture Payment Statement Arbitrator’s award, any party may request in writing the correction of any clerical, typographical or computational errors in such award to the Recapture Payment Statement Arbitrator with such request solely limited to the corrections of such errors, with a copy thereof provided to the other party in accordance with Section 13.1. The other party shall have [*]after such a request to respond to the Recapture Payment Statement Arbitrator in writing, with a copy thereof provided to the other party in accordance with Section 13.1. The Recapture Payment Statement Arbitrator shall make a determination with respect to such request, if no response was received during such [*] period from the other party, within [*] of such request or, if such a response was received during such period, within [*] of its receipt of such a response.

[page break]	23

(j)        The Cedant, on the one hand, and the Reinsurer, on the other hand, shall each bear the respective fees and costs (including attorney’s fees and expenses) incurred by such party in connection with the matters set forth in this Section 12.3, except that the fees and disbursements of the Recapture Payment Statement Arbitrator shall be borne [*].

(k)        Within [*]following the expiration of the Review Period or, [*] have been properly objected to by the Reinsurer during such Review Period, following the resolution of such objections pursuant to this Section 12.3 (whether by written agreement of the parties or the determination of the Recapture Payment Statement Arbitrator), the Cedant shall prepare and deliver to the Reinsurer the Proposed Recapture Payment Statement as modified to reflect any revisions thereto made pursuant to this Section 12.3 (the “Final Recapture Payment Statement”).

12.4        Payment of Recapture Payment.

(a)        If the Recapture Payment as set forth on the Final Recapture Payment Statement is a negative amount, the Reinsurer shall pay to the Cedant an amount equal to such amount.

(b)        If the Recapture Payment as set forth on the Final Recapture Payment Statement is a positive amount, the Cedant shall pay to the Reinsurer an amount equal to such amount.

(c)        Payment of any amounts due under this Section 12.4 by either party shall be made to the other party within [*] of the date on which the Final Recapture Payment Statement is determined in accordance with Section 12.3.

(d)        Payment of any amounts under this Section 12.4 shall be made together with [*] interest on such amounts at a rate per annum equal to the Recapture Payment Interest Rate, computed based on [*].

(e)        The Final Recapture Payment Statement shall be final and binding upon the parties for purposes of the payments, if any, contemplated by this Section 12.4.

ARTICLE XIII

MISCELLANEOUS

13.1        Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the day of transmission if sent via electronic mail to the email address given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission or (d) on the second (2nd) Business Day after delivery to an overnight courier (such as Federal Express) or an overnight mail service (such as the Express Mail service) maintained by the United States Postal Service, to the party as follows:

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To Cedant:	Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, Massachusetts 01111

Attention: [*]
Executive Vice President, Chief Financial
Officer & Chief Actuary

Fax: [*]
Email: [*]
Confirmation Telephone: [*]

With concurrent copies to (which shall not constitute notice):

Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, Massachusetts 01111
Attention: [*]
Executive Vice President & General
Counsel
Email: [*]
Confirmation Telephone: [*]

and

Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, Massachusetts 01111
Attention: [*]
Vice President and Actuary
Email: [*]
Confirmation Telephone: [*]

and

[*]
Attention: [*]
[*]
Fax: [*]
Email: [*]
[*]

[page break]	25

To Reinsurer:	Swiss Re Life & Health America Inc.
175 King Street
Armonk, New York 10504
Attention: [*]
Fax: [*]
Email: [*]
Confirmation Telephone: [*]

With a concurrent copy to: (which shall not constitute notice):

Swiss Re Life & Health America Inc.
175 King Street
Armonk, New York 10504
Attention: [*]
Fax: [*]
Email: [*]
Confirmation Telephone: [*]

and

[*]
Attention: [*]; [*]
Fax: [*]
Email: [*]; [*]

Any party may, by notice given in accordance with this Section 13.1 to the other party, designate another address or Person for receipt of notices hereunder.

13.2        Entire Agreement. This Agreement (including the exhibits and schedules hereto), the Master Agreement, the other Ancillary Agreements and the Confidentiality Agreement (subject to Section 5.11(d) of the Master Agreement), and any other documents delivered pursuant hereto or thereto, constitute the entire agreement among the parties and their respective Affiliates with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings, agreements and understandings, oral and written, between the parties with respect to the subject matter hereof and thereof.

13.3        Waivers and Amendment. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by instrument in writing signed by each of the parties, or, in the case of a waiver, by the party or parties waiving compliance. Any change or modification to this Agreement shall be null and void, unless made by written amendment to this Agreement and signed by each of the parties. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

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13.4         Successors and Assigns. The rights and obligations of the parties under this Agreement shall not be subject to assignment without the prior written consent of each of the other parties, and any attempted assignment without the prior written consent of each of the other parties shall be invalid ab initio. The terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the respective successors and permitted assigns of the parties.

13.5         Construction; Interpretation. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the headings and table of contents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other Law include a reference to (i) the corresponding rules and regulations and (ii) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; (k) references to any section of any statute, listing rule, rule, standard, regulation or other Law include any successor to such section; (l) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (m) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated; (n) references to writing shall include any modes of reproducing words in any legible form and shall include email and facsimile; (o) each representation, warranty, covenant, agreement and condition contained in this Agreement shall have independent significance; (p) whenever the last calendar day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty; and (q) any reference to a “party” or the “parties” shall be to a party, or the parties, to this Agreement unless otherwise specified.

13.6        Governing Law and Jurisdiction.

(a)        THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF [*], WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[page break]	27

(b)         The parties hereby irrevocably submit to the jurisdiction of any federal court located in [*] County in [*], or, where any such court does not have jurisdiction, any court of [*] located in [*] in [*] solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby. The parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, or with respect to any action, suit or proceeding, shall be heard and determined in such a state or federal court located in [*], and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. The parties hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that it is not subject to such jurisdiction. The parties hereby waive, and agree not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 13.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof).

13.7        Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.7.

13.8         No Third Party Beneficiaries. This Agreement is an agreement for reinsurance solely between the Cedant and the Reinsurer and nothing in this Agreement is intended or shall be construed to give any Person, other than the parties, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

13.9        Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument binding upon all of the parties notwithstanding the fact that all parties are not signatory to the original or the same counterpart. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

[page break]	28

13.10        Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

13.11        Specific Performance. Each of the parties acknowledges and agrees that any of the other parties would be irreparably damaged in the event that any of the provisions of this Agreement were not performed or complied with in accordance with their specific terms or were otherwise breached, violated or unfulfilled. Accordingly, each of the parties agrees that any of the other parties shall be entitled to seek an injunction or injunctions to prevent noncompliance with, or breaches or violations of, the provisions of this Agreement by any of the other parties and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which any of the parties may be entitled, at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking the remedies provided for in this Section 13.11, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 13.11 are not available or otherwise are not granted and (b) nothing contained in this Section 13.11 shall require any party to institute any action for (or limit any party’s right to institute any action for) specific performance under this Section 13.11 before exercising any termination right under Article XI nor shall the commencement of any action pursuant to this Section 13.11 or anything contained in Section 13.11 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article XI or pursue any other remedies under this Agreement that may be available then or thereafter.

13.12         Incontestability. In consideration of the covenants and agreements contained herein, each party hereby agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each party hereby agrees that it shall not contest in any respect the validity or enforceability hereof.

13.13        [*] Good Faith. With respect to the reinsurance relationships and transactions among the parties and their Affiliates contemplated by this Agreement, the Master Agreement and the other Ancillary Agreements, each party [*] in connection with the negotiation or execution of this Agreement, the Master Agreement and the other Ancillary Agreements. Notwithstanding anything in this Agreement, the Master Agreement or the other Ancillary Agreements to the contrary, each party agrees that [*].

13.14        Expenses. Except as otherwise provided herein, the parties shall each bear their respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of counsel, actuaries and other Representatives.

[page break]	29

13.15         Treatment of Confidential Information. Each of the Cedant and the Reinsurer agrees that the other party’s Confidential Information shall be governed in all respects by the Master Agreement.

(The remainder of this page is intentionally left blank.)

[page break]	30

IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the day and year first set forth above.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:
Name:
Title:

SWISS RE LIFE & HEALTH AMERICA INC.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page – Coinsurance Agreement]

[page break]

SCHEDULE 1.1(a)(i)

Cedant Net Settlement Dispute Representatives

1.	[*], Vice President & Actuary
2.	[*], Actuary
3.	[*], Vice President & Actuary
4.	[*], AVP & Actuary

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SCHEDULE 1.1(a)(ii)

Reinsurer Net Settlement Dispute Representatives

1.	[*], Vice President & Actuary
2.	[*], Senior Vice President
3.	[*], Senior Vice President & Actuary

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SCHEDULE 1.1(b)

Non-NY Products

1.	Policies listed in the file below, transferred October 17, 2016:

a.	3.7.1 201606 NT Inforce - MM VL funds.xlsx

2.	Less any VUL2 policies listed in the file below which were issued in New York as determined by the “ContState” field of the file, transferred October 18, 2016:

a.	3.7.7 201606 NT Inforce - MM VL NY.xlsx

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SCHEDULE 1.1(c)

NY Products

1.	VUL2 policies listed in the file below, which were issued in the state of New York as determined by the “ContState” field of the file, transferred October 18, 2016:

a.	3.7.7 201606 NT Inforce - MM VL NY.xlsx

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SCHEDULE 1.1(d)

Terms of [*] Third Party Reinsurance Contracts

The following data shall be provided:

    -    [*]

    -    [*]

    -    [*]

(to be contained in an attached excel file)

[*]

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SCHEDULE 1.1(e)

Separate Accounts

•	Massachusetts Mutual Variable Life Separate Account I (VUL2)

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SCHEDULE 1.1(f)

General Account Modco Account Investment Guidelines

This General Account Modco Account Investment Guidelines Schedule will be in effect at all times and will be monitored monthly. Any changes to this General Account Modco Account Investment Guidelines Schedule must be agreed upon in writing by the Cedant and the Reinsurer.

Objective

The Cedant shall allocate General Account Assets to the General Account Modco Account which comply with this General Account Modco Account Investment Guidelines Schedule.

Explicitly Permitted Assets

Investments will be comprised of U.S. dollar-denominated holdings restricted to:

A)	[*];

B)	[*];

C)	[*];

D)	[*];

E)	[*];

F)	[*]; and

G)	[*].

Explicitly Prohibited Assets

The General Account Modco Account shall not invest or engage in the following:

•	[*]:
o	[*]
o	[*]
•	[*]
•	[*]
•	[*].
•	[*]
•	[*]
•	[*]
•	[*]

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•	[*]
•	[*]
•	[*]
•	[*]
•	[*]
•	[*]
•	[*]
•	[*]

Credit Quality

Restrictions on aggregate General Account Modco Account exposure by quality are as follows:

Exposure:	Maximum:
[*]	[*]
[*]	[*]
[*]	[*]

Maximum exposures by credit quality will be based on [*].

Maximum exposure will be measured based on a hierarchy. At the time of writing of this document, a security’s effective rating is determined as follows:

•	[*].
•	[*].
•	[*].
•	[*].

Sector Limits

The table below outlines the permissible sector maximums for the General Account Modco Account based on the percentage of exposure on a fair market value basis. Investments in any assets not included in the Sector Allocation table below are prohibited. All holdings are to be U.S. Dollar denominated.

Sector Allocations	Permissible Maximum
[*]	[*]%

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[*]	[*]%
[*]	[*]%
[*]	[*]%
[*]	[*]%
[*]	[*]%
[*]	[*]%
[*]	[*]%
[*]	[*]%
[*]	[*]%
[*]	[*]%
[*]	[*]%

Issuer Limits

Investments in the obligations of any single issuer, other than [*], shall not exceed [*]% of the aggregate General Account Assets (excluding outstanding policy loans).

Industry Limits

No purchase shall cause more than [*]% of the General Account Assets (excluding outstanding policy loans) to be invested in any [*]. No purchase shall cause more than [*]% of the General Account Assets (excluding outstanding policy loans) to be invested in the [*].

Violation Resolution Process

Upon identification of a violation of this General Account Modco Account Investment Guidelines Schedule, [*].

Violations (active) may also result from actions on the part of the Cedant. Upon identification of an active violation of this General Account Modco Account Investment Guidelines Schedule, [*].

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[*]

[*]:
[*]	[*]	[*]	[*]
[*]	[*]		[*]
	[*]		[*]
	[*]		[*]
	[*]		[*]
	[*]		[*]
	[*]		[*]
	[*]		[*]
	[*]		[*]
	[*]		[*]
	[*]		[*]
	[*]	[*]	[*]
	[*]		[*]
	[*]		[*]
	[*]		[*]
[*]	[*]		[*]
	[*]		[*]
	[*]		[*]
	[*]		[*]
	[*]		[*]
	[*]		[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]

[page break]

[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]

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SCHEDULE 2.5

Non-Guaranteed Elements Guidelines

The Cedant will establish all Non-Guaranteed Elements with respect to the Reinsured Policies.

1.	Crediting rates (General Account Modco Account only) – [*].

2.	Cost-of-insurance (COI), mortality charges and face amount charges – [*].

.

3.             All other non-guaranteed charges – (generally known as expense charges) (e.g., policy fees, premium loads, per-thousand charges). [*].

4.	General –

[*].

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Appendix I

Crediting Rates (General Account Modco Account Only)

As used in this Appendix I, Reinsured Policies refers to Reinsured Policies with respect to the General Account Modco Account only.

The credited interest rate shall be [*] and shall be rounded to the nearest [*]%. More specifically, the credited interest rate proposed shall be determined in accordance with the following:

[*]

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SCHEDULE 5.1

Expense Allowance

Administrative Allowance of [*] per policy per annum, which amount shall be adjusted on [*] by [*] as of such date (which, for the avoidance of doubt, is calculated by reference to [*]).

Premium Taxes & Renewal Commission Allowance of [*] per annum of direct premiums as shown in monthly settlement statement, as well as [*] per annum on the Account Value of the Reinsured Policies.

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SCHEDULE 6.1(a)

Reserve Interest Rate Adjustment Formula

The associated formula for determining the reserve interest rate adjustment must use a formula which reflects the Cedant’s investment earnings on the General Account Assets (excluding policy loans) and incorporates all realized and unrealized gains and losses reflected in the statutory statement.

The following is the formula:1

[*]

[1]	Note to Draft: [*].

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SCHEDULE 6.1(c)

Net Settlement Statement

Ongoing Net Settlements for VL Modified Coinsurance
* For Illustrative Purposes Only*
Summary of Operations

A	Renewal Premium [*]
a. [*]
b. [*]

B	Mod-co Fund Adjustment [*]
a) [*]
1. [*]
i. [*]
ii. [*]
2. [*]
i. [*]
aa. [*]
bb. [*]
ii. [*] *
aa. [*]
bb. [*]
*[*]
iii. [*]
aa. [*]
bb. [*]
b) [*]
1. [*] *
i. [*]
ii. [*]
iii. [*]
iv. [*]**
2. [*] ***
i. [*]
ii. [*]
* - [*]
** - [*]
*** - [*]

C	Total Inflows: [*]

D	Renewal Expense Allowance: [*]
a. [*]
[*]
[*]

[page break]

b. [*]
[*]
[*]
[*]

E	Surrender Benefits

F	Paid Death Benefits [*]
a. [*]
b. [*]

G	Interest on Paid Claims [*]
a. [*]
b. [*]

H	Total Outflows: [*]

I	Pre-Interest Settlement amount [*]:

J	Interest Due
[*]

K	Net Settlement Amount: [*]

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SCHEDULE 6.5(a)

Reinsurer’s Reports

1.	The Cedant shall provide the following to the Reinsurer [*]:

(a)	[*];

(b)	[*].

(c)	[*];

(d)	[*]; and

(e)	[*].

2.	The Cedant shall provide the following to the Reinsurer [*]:

(a)	[*];

(b)	[*];

(c)	[*];

(d)	[*]; and

(e)	[*].

3.	All information under this Schedule 6.5(a) shall be provided by no later than [*] after the last calendar day of each applicable Monthly Accounting Period where such information is required to be provided on a quarterly basis and shall be provided by no later [*] after the last calendar day of the last Monthly Accounting Period of the applicable annual period where such information is required to be provided on an annual basis; provided, that:

(a)	for the 4th quarter, the information in item 1(a) shall be provided within [*] after the last calendar day of the last Monthly Accounting Period of the applicable annual period;

(b)	the information in item 2(a) shall be provided within [*] after the last calendar day of the last Monthly Accounting Period of the applicable annual period;

(c)	the information in item 2(d) to be provided within [*] after the last calendar day of the last Monthly Accounting Period of the applicable annual period;

(d)	the information in item 2(c) shall be provided within [*] after the last calendar day of the ninth Monthly Accounting Period of the calendar year;

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(e)	the information in items 1(d) and 1(e) shall be provided within [*] after the last calendar day of the Monthly Accounting Period of the applicable annual period; and

(f)	the information in item 2(b) shall be provided within [*] after the last calendar day of the last Monthly Accounting Period of the applicable annual period.

4.	A copy of Exhibit 5 for the Reinsured Policies, from the Cedant’s Annual Statutory Report for the year ended December 31, 2016, required for the Reinsurer to complete its own annual returns.

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SCHEDULE 6.5(b)

Cedant’s Reports

1.	The Reinsurer shall provide the following to the Cedant on a [*] basis on the first calendar day of [*]:

(a)	[*]; and

(b)	[*].

2.	The Reinsurer shall provide the following to the Cedant on an annual basis on the last calendar day of the third quarter:

(a)	[*].

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Appendix II – Recapture Payment Calculation Formula

Recapture Payment is equal to [*] utilizing the following assumptions:

[*]

[*]

[*]

[*]

[*].

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